News Release

Versum Materials Declares Quarterly Cash Dividend and Date of 2018 Stockholder Meeting

TEMPE, AZ, October 31, 2017 (Businesswire) - Versum Materials, Inc. (NYSE: VSM), a leading global specialty materials supplier to the semiconductor industry, announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share of common stock. The dividend is payable on November 27, 2017 to all common stockholders of record at the close of business on November 13, 2017.

The declaration and payment of any future dividends will be at the discretion of the Board of Directors.

Versum Materials will host its 2018 annual meeting of stockholders at 9:00 a.m. Mountain Standard Time on Tuesday, January 30, 2018, at its offices located at 8555 South River Parkway, Tempe, Arizona 85284. The record date for the 2018 annual meeting of stockholders is December 7, 2017.
About Versum Materials
Versum Materials, Inc. (NYSE: VSM) is a leading global specialty materials company providing high-purity chemicals and gases, delivery systems, services and materials expertise to meet the evolving needs of the global semiconductor and display industries. Derived from the Latin word for “toward,” the name “Versum” communicates the company’s deep commitment to helping customers move toward the future by collaborating, innovating and creating cutting-edge solutions.
A global leader in technology, quality, safety and reliability, Versum Materials is one of the world’s leading suppliers of next generation CMP slurries, ultra-thin dielectric and metal film precursors, formulated cleans and etching products, and delivery equipment that has revolutionized the semiconductor industry. Versum, which began trading October 3, 2016 on the NYSE, reported annual sales of about US$1 billion, has approximately 2,000 employees and operates 10 major facilities in Asia and the North America. It is headquartered in Tempe, Ariz. Versum had operated for more than three decades as a division of Air Products and Chemicals, Inc. (NYSE: APD).
For additional information, please visit http://www.versummaterials.com.

Contacts
Versum Materials, Inc.
Investor Inquiries:
Nahla A. Azmy, 484-222-4687
Nahla.Azmy@versummaterials.com
or
Media Inquiries:
Tiffany Zinn, 480-282-6475
Tiffany.Zinn@versummaterials.com